Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Baidu, Inc.’s 2008 Share Incentive Plan of our reports dated April 7, 2009, with respect to the consolidated financial statements of Baidu, Inc. (formerly Baidu.com, Inc.) included in its annual report on Form 20-F for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Baidu, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young Hua Ming
Beijing, The People’s Republic of China
April 22, 2009